State of Delaware



                      Office of the Secretary of State

  	I, MICHAEL HARKINS, SECRETARY OF STATE OF THE STATE OF DELAWARE DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF RESTATED CERTIFICATE OF INCORPORATION OF POTLATCH CORPORATION FILED IN THIS OFFICE ON THE FIRST DAY OF MAY, A.D. 1987, AT 3:01 O'CLOCK P.M.























                                                  /s/ Michael Harkins
                                          Michael Harkins, Secretary of State
                                                                    :12219711

                                          AUTHENTICATION:

                                                    DATE: 	O5/04/1987


                                                              Exhibit (3)(a)

                  RESTATED CERTIFICATE OF INCORPORATION
                                   OF
                          POTLATCH CORPORATION

                            Under Section 245
                                 of the
                    Delaware General Corporation Law

         	POTLATCH CORPORATION, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         	First: The name of this corporation is Potlatch
Corporation. It was originally incorporated under the name
Potlatch Company.

         	Second: The original Certificate of Incorporation of this corporation was filed with the Secretary of State, Dover, Delaware, on the 10th day of August, 1955.

         	Third: This Restated Certificate of Incorporation restates and integrates, without further amendment in any respect, the Restated Certificate of Incorporation of this corporation as heretofore amended or supplemented.

         	Fourth: This Restated Certificate of Incorporation was duly adopted by the Board of Directors of this corporation pursuant to Section 245 of the Delaware General Corporation Law.

         	Fifth: The text of the Restated Certificate of Incorporation of said Potlatch Corporation as amended and supplemented is hereby restated and integrated to read as herein set forth in full:

              RESTATED CERTIFICATE OF INCORPORATION
                               OF
                      POTLATCH CORPORATION

         	First: The name of the corporation is POTLATCH
CORPORATION.

         	Second: The registered office of the corporation in the State of Delaware is located at Corporation Trust Center, 1209
Orange Street, City of Wilmington, County of New Castle. Its registered agent at such address is The Corporation Trust Company.

         	Third: The nature of the business, or objects or purposes to be transacted, promoted or carried on are:

         	To engage in, do and transact a lumber, plywood, building materials, pulp, paper and forest products business in any and all its branches; to buy, or otherwise acquire and sell or otherwise dispose of, and in any manner deal in, with, and process trees, logs, lumber, timber, wood, wood fibers, pulps, paper, bark and products of the forests, of any and all kinds, and the chemical components thereof in any and all states, in any form or condition, whether felled, standing or growing, and in any and all worked, built, manufactured or made shapes, articles or structures, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         	Fourth: The total number of shares of stock which the corporation shall have authority to issue is forty-four million
(44,000,000). Of said shares, forty million
(40,000,000) shall be common stock with a par value of one dollar
($1) per share and four million (4,000,000) shares shall be preferred stock without par value.

          I.	AUTHORIZATION OF BOARD OF DIRECTORS
             TO ESTABLISH SERIES OF PREFERRED
             STOCK AND FIX CONSIDERATION THEREFOR.

         	The Board of Directors is hereby expressly authorized, within the limitations and restrictions stated herein from time to time, by resolution:

         	(a)	to divide the preferred stock into series;

         	(b)	to fix the consideration for which such preferred
stock shall be issued;

         	(c)	to determine the voting powers of each such
series;

         	(d)	to determine and fix the number of shares which
will constitute any such series and the distinctive designation of each series;

         	(e)	to make any such series of stock subject to
redemption at such time or times and at such price or prices as shall be stated and expressed in such resolution;

         	(f)	to determine whether or not the shares of such
series shall be subject to the operation of a retirement or sinking fund, and, if so subject, the extent to and the manner in which it shall be applied to the purchase or redemption of the shares of such series, and the terms and provisions relative to the operation thereof;

         	(g)	to fix the rights of the holders of stock of each
series of preferred stock to receive dividends at such rates, on such conditions and at such times as shall be stated and expressed in the resolution and whether payable in preference to, or in relation to, the dividends payable on any other class or classes of stock or other series of the same class and whether cumulative or noncumulative as shall be so stated and expressed;

         	(h)	to fix the rights of the holders of the stock of
each series upon the dissolution of, or upon any distribution of the assets of, the corporation;

         	(i)	to make any series of preferred stock convertible
or automatically converted into or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of the stock of the corporation at such price or prices or at such rates of exchange and with such adjustments as shall be stated and expressed in such resolution;

         	(j)	to determine whether or not the shares of any
series shall be subject or entitled to any other preferences, and relative, participating, optional or other special rights and qualifications, limitations or restrictions which shall be stated and expressed in such resolution and which shall not be inconsistent with the terms and provisions of this Section Fourth.

           II.	RANK.

           	Each series of preferred stock shall have such preferences as to dividends and assets and amounts distributable on liquidation, dissolution or winding up or otherwise as shall be declared by such resolution or resolutions establishing such series.

          III.	DIVIDENDS.

           	(a)	The holders of preferred stock shall be
entitled to receive cash dividends when and as declared by the Board of Directors at such rate per share per annum, cumulatively if so provided, and with such preferences, as shall have been fixed by the Board of Directors, and not more, before any dividends shall be declared or paid upon or set apart for, the common stock or any other class of stock ranking junior thereto and such dividends on each series of preferred stock shall cumulate, if at all, from and after the dates fixed by the Board of Directors with respect to such cumulation. Unpaid cumulated dividends shall bear no interest.

           	(b)	If dividends on any shares of preferred
stock are not declared in full, then such dividends as are declared shall be declared ratably on all shares of stock of each series of equal preference in proportion to the respective unpaid cumulative dividends, if any, to the end of the then current dividend period. No ratable distribution shall be made with respect to any series until cumulative dividends in full have been declared and paid on any series standing senior in preference.

           	(c)	Unless dividends on all outstanding shares
of preferred stock having cumulative dividend rights shall have been fully paid for all past quarterly dividend periods, and the full dividends thereon for the quarterly dividend period current at the time shall have been paid or declared and funds set apart therefor, and unless all required sinking fund payments, if any, shall have been made or provided for, no dividend (except a dividend payable in common stock) shall be paid upon or declared or set apart for the common stock.

	           (d) Subject to the foregoing provisions, the Board of Directors may declare and pay dividends on the common stock, to the extent permitted by law.

           IV.	LIQUIDATION OR DISSOLUTION.

           	(a) In the event of any liquidation or
dissolution or winding up of the corporation (hereafter referred to as "liquidation") the holders of preferred stock shall be entitled to receive in cash, out of the assets of the corporation, full payment of the applicable liquidation preference fixed for each series pursuant to
Section I above, together with unpaid cumulative dividends thereon to the date of liquidation, and no more.

           	(b)	If upon liquidation the assets of the
corporation available for distribution to stockholders shall be insufficient to permit the payment in full of the preferential amounts payable to the holders of preferred stock, then all such assets shall be distributed ratably among the holders of all shares of stock of each series of equal preference in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full. No ratable distribution shall be made with respect to any series until distributions in full have been paid to the holders of all series standing senior in preference.

           	(c)	After satisfaction of the preferential
requirements of the preferred stock upon any liquidation of the corporation, the holders of common stock shall be entitled to share ratably in the distribution of all remaining assets of the corporation available for distribution.

            (d)	A consolidation or merger of the corporation
with or into any other corporation or corporations or the sale or conveyance (whether for cash, securities or other property) of all or substantially all of the assets of the corporation as an entirety, shall not be deemed or construed to be a liquidation of the corporation for the purpose of the foregoing provisions of this Section IV.

            V.	VOTING RIGHTS.

           	(a)	A holder of the common stock shall, except
as otherwise provided in paragraphs (b), (e) or (f) hereof, be entitled to one (1) vote on each matter submitted to a vote at a meeting of stockholders for each share of the common stock held of record by such holder as of the record date for such meeting.

	           (b)	A holder of the common stock shall be
entitled to four (4) votes on each matter submitted to a vote at a meeting of stockholders for each share of the common stock held of record by such holder as of the record date for such meeting which meets one or both of the following criteria:

           	(1) such share of the common stock has had the same beneficial owner or owners since December 12, 1985; or

           	(2)	such share of the common stock has had the same
beneficial owner or owners for at least 48 consecutive calendar months (dating from the first day of the first full month on or after the date the holder acquired beneficial ownership of such share) prior to the record date for such meeting;

subject, in the case of holders referred to in paragraph
(d) hereof, to the requirements set forth in such paragraph.

           	(c)	For purposes of this Section V, no change in
beneficial ownership shall be deemed to have occurred with respect to any share of common stock upon the occurrence of any of the following events (each such event being hereinafter referred to as an "Exempt Transfer"):

           	(i)	Upon the transfer of such share by gift; by
devise, bequest or otherwise through the laws of inheritance or descent; or by a trustee to a trust beneficiary or beneficiaries under the terms of the trust;
or

          	(ii) Upon the appointment of a successor trustee, guardian or custodian with respect to such share; or

         	(iii)	Upon the addition, witharawa1 or demise of a
beneficiary or beneficiaries of a trust under the terms of the trust and by reason of the birth, death, marriage or divorce of any natural person; the adoption of any natural person; the passage of a given period of time; the attainment by any natural person of a specific age; or the creation or termination of any guardianship or custodial arrangement; or

           	(iv)	Upon the transfer of record or the transfer of a
beneficial interest or interests in such share where the circumstances surrounding such transfer clearly demonstrate that no material change in beneficial ownership has occurred;

provided, in each such case, that (A) the transferee or the transferor shall have provided to the corporation, in accordance with such procedures as shall be established by the corporation as provided in paragraph (g) hereof, satisfactory evidence that such change in beneficial ownership qualifies as an Exempt Transfer and (B) such change was not undertaken in order to circumvent the provisions or purposes of this Section V.

           	(d)	Any share of the common stock held of record
on any record date for determining the holders entitled to vote on any matter submitted to a vote by the stockholders
(a "Record Date") shall be presumed to be owned beneficially by the record holder and for the period shown by the stockholder records of the corporation.
Notwithstanding the preceding sentence of this paragraph
(d), any share of the common stock held of record on a Record Date in "street" or "nominee" name or by a broker, clearing agency, voting trustee, bank, trust company or other nominee shall be presumed to have been acquired by the beneficial owner subsequent to December 12, 1985 and to have had the same beneficial owner for a period of less than 48 consecutive calendar months prior to such Record
Date. These presumptions shall be rebuttable by presentation to the corporation, in accordance with such procedures as shall be established by the corporation as provided in paragraph (g) hereof, of satisfactory evidence.

           	(e)	Any share of the common atock acquired by
the beneficial owner as a direct result of a stock split, stock dividend, reclassification or other distribution of shares by the corporation with respect to existing shares
("dividend shares") will be deemed to have been acquired and held continuously by such holder from the date on which the original shares, with respect to which the dividend shares were issued, were acquired.

           	(f)	A holder of any share of the common stock
acquired pursuant to the terms of certain plans of the corporation as specified below, whether issued before or after December 12, 1985, shall be entitled to four (4) votes on each matter submitted to a vote at a meeting of stockholders, provided such holder meets one of the following requirements:

           	(i)	Such holder is an employee who holds such share
of the common stock beneficially by reason of participation in any tax-qualified savings, thrift, stock bonus, employee stock ownership, pension or other similar individual account employee benefit plan or arrangement adopted by the corporation or such holder is a trustee under any such plan; or

           	(ii)	Such holder is an employee or a former employee or a
beneficiary of either of them who holds such share of the common stock beneficially by reason of a distribution from any plan referred to in paragraph (f)(i) hereof; or

          	(iii)	Such holder has acquired and beneficially owns such
share of the common stock by reason of participation in a dividend reinvestment plan approved by the corporation.

           	(g)	For purposes of this Section V, all determinations
concerning changes in beneficial ownership, or the absence of any such change, shall be made by the Board of Directors or a transfer agent acting on behalf of the Board of Directors and any such determination shall be conclusive. Written procedures designed to facilitate such determinations shall be established by the Board of Directors from time to time. Such procedures shall provide, among other things, the manner of proof of facts that will be accepted and the frequency with which such proof may be required to be renewed. The Board of Directors and any transfer agent shall be entitled to rely on information concerning beneficial ownership of the common stock coming to their attention from any source and in any manner reasonably deemed by them to be reliable, but neither the Board of Directors nor any transfer agent shall be charged with any other information concerning the beneficial ownership of the common stock. The powers conferred upon the Board of Directors by this paragraph (g) are granted solely to enable the Board of Directors to adopt procedures for the purpose of making determinations of beneficial ownership under this Section V.


           	(h)	For purposes of this Section V, the terms
"beneficial owner" and "beneficially owned" shall be defined in accordance with Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (or any subsequent provisions replacing such act or rule) except as provided otherwise in this Section V. Notwithstanding Rule 13d-3, shares of common stock acquired upon the exercise of a stock option which was granted under an employee stock option plan adopted by the corporation shall, with respect to the person who exercises such option, be deemed to be beneficially owned commencing from the date the option was exercised.

            	(i)	Notwithstanding paragraphs (b), (e) and (f) hereof,
for purposes of any vote on a proposal submitted to the stockholders solely under Articles Sixth, Eighth or Twelfth of this Restated Certificate of Incorporation and for purposes of any vote on a proposal to amend, alter or repeal such Article Twelfth, a holder of common stock shall be entitled to one (1) vote for each share of the common stock held of record by such holder as of the record date for determining stockholders entitled to vote on such proposal.

           	(j)	The holders of each series of preferred stock shall
have such voting rights, if any, as shall be provided for in the resolution or resolutions of the Board of Directors establishing such class or series.

           VI.	DESIGNATION, PREFERENCES AND RIGHTS
               OF THE $3.75 SERIES B CONVERTIBLE
               EXCHANGEABLE PREFERRED STOCK (as
               adopted by the Board of Directors).

           	(i)	Designation. The designation of said series of the
preferred stock shall be "$3.75 Series B Convertible Exchangeable
Preferred Stock, without par value" (the "Series B"). The number of shares of Series B shall be 1,000,000. The liquidation value of Series B shall be $50 per share.

          	(ii)	Dividends. Holders of shares of Series B will be
entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, dividends from the date of issue thereof at the annual rate of $3.75 per share, payable quarterly, in arrears, on January 15, April 15, July 15 and October 15 (a "Dividend Payment Date") in each year, commencing on July 15, 1986. Such dividends shall be cumulative with respect to each share from the date of original issuance, whether or not earned or declared. The holders of Series B will not be entitled to any dividends other than the cash dividends described in this Clause (ii).

           	If at any time the Corporation has failed to pay accrued dividends on any shares of Series B or any other class of preferred stock ranking on a parity with the Series B as to dividends and upon liquidation at the time such dividends are payable ("Parity Stock"), the Corporation will not (a) declare or pay any dividend on the common stock, $1.00 par value (the "Common Stock"), of the Corporation or on any other class of stock ranking junior to the Series B as to dividends and upon liquidation (the
Common Stock and any such junior class being the "Junior

Stock") or make any payment on account of, or set apart money for, a sinking or other analogous fund for, the purchase, redemption or other retirement of, any Junior Stock or make any distribution in respect thereof, either directly or indirectly and whether in cash or property or in obligations or shares of the Corporation (other than in shares of Junior Stock), (b) purchase any shares of Series B or Parity Stock (except for a consideration payable in Junior Stock) or redeem fewer than all of the Series B and Parity Stock then outstanding, or (c) permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase any shares of Junior Stock, Series B or Parity Stock, unless all accrued and payable but unpaid dividends on Series B and any Parity Stock have been or contemporaneously are declared and paid in full or declared and a sum sufficient for payment of such dividends has been set aside. Unless and until all dividends accrued and payable but unpaid on the Series B and any Parity Stock at the time outstanding have been paid in full, all dividends declared by the Corporation upon such Series B or Parity Stock shall be declared pro rata with respect to all Series B and Parity Stock then outstanding, so that the amounts of any dividends declared on the Series B and such Parity Stock shall in all cases bear to each other the same ratio that, at the time of such declaration, all accrued and payable but unpaid dividends on the Series B and such other Parity Stock, respectively, bear to each other.

          	(iii) Optional Redemptions for Cash. Shares of Series B shall be redeemable at the option of the Corporation at any time on or after April 15, 1989 at the following redemption prices per share, if redeemed during the 12-month period beginning April 15 in each of the following years:

          	Redemption                 Redemption
Year	        Price	         Year       	Price

1989	       $52.625	        1993	      $51.125
1990	        52.250	        1994	       50.750
1991	        51.875	        1995	       50.175
1992	        51.500

and on or after April 15, 1996 at $50 per share, plus, in each case, any accrued and unpaid dividends to the redemption date. The Corporation may not purchase or redeem less than all the Series B and Parity Stock then outstanding if, as of such time, the Corporation has failed to pay all accrued and unpaid dividends thereon, whether or not earned or declared. The Series B is not redeemable prior to April 15, 1989.

           	The Corporation will mail notice of redemption to each holder of record of Series B to be redeemed no less than 30 nor more than 60 days prior to the redemption date. Such notice shall specify the time and place of such redemption and the number of shares to be redeemed and shall be given by first class mail, postage prepaid, to the holders of record of the shares of Series B to be redeemed at their respective addresses as the same shall appear on the books of the Corporation, but neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives the notice.

           	If fewer than all of the shares of Series B are to be redeemed, the shares to be redeemed shall be selected by lot or pro rata or in some other equitable manner determined by the Corporation.

           	If a notice of redemption has been given pursuant to this Clause (iii) and if, on or before the date fixed for redemption, the funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares so called for redemption, then on and after the redemption date, notwithstanding that any certificates for such shares have not been surrendered for cancellation, dividends shall cease to accrue on the shares of Series B to be redeemed, such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares as stockholders of the Corporation shall cease except the right to receive the moneys payable upon such redemption, without interest, upon surrender of the certificates evidencing such shares. Subject to applicable escheat laws, any moneys so set aside by the Corporation and unclaimed at the end of six years from the redemption date shall revert to the general funds of the Corporation after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of the redemption price. Any interest accrued on funds so deposited shall be paid to the Corporation from time to time.

          	(iv)	 Optional Redemption Through Debenture
Exchange.

           	(A)	Shares of Series B ~hall be redeemable at
the option of the Corporation, in whole but not in part, on any

Dividend Payment Date beginning April 15, 1989, to and including April 15, 2011, through the issuance of the Corporation's 7-1/2% Convertible Subordinated Debentures due April 15, 2011 (hereinafter referred to as the "Debentures") described in Amendment No. 1 to the Corporation's Registration Statement on Form S-3 (Registration No. 33-4526), in redemption of and in exchange for the shares of Series B, in the manner provided in this Clause (iv).

           	(B) Holders of Series B will be entitled to receive $50 principal amount of the Debentures for each share of Series B held by them on the Exchange Date (as hereinafter defined).

           	(C)	The Corporation will mail notice of its intention
to redeem through such an exchange to each holder of record of the shares of Series B no less than 30 nor more than 60 days prior to the redemption date. Such notice shall be given by first class mail, postage prepaid to the holders of record of shares of Series
B at their respective addresses as the same shall appear on the books of the Corporation, specifying the effective date of the exchange (the "Exchange Date") and the place where certificates for shares of Series B are to be surrendered for Debentures and stating that dividends on shares of Series B will cease to accrue on the Exchange Date, but neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings for redemption and exchange with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives the notice.

           	If notice of redemption and exchange has been given pursuant to this Clause (iv) then on or after the Exchange Date (unless the Corporation shall default in issuing Debentures in redemption of and in exchange for shares of Series B) and notwithstanding that any certificates for shares of this series have not been surrendered for exchange, the rights of the holders of the Series B as stockholders of the Corporation shall cease (except the right to receive accrued and unpaid dividends to the date of redemption, whether or not earned or declared), and the person or persons entitled to receive the Debentures issuable upon such redemption and exchange shall be treated for all purposes as the registered holder or holders of such Debentures. Upon the surrender (and endorsement, if required by the Corporation) in accordance with such notice of the certificates for shares of Series B, such certificates shall be exchanged for Debentures and such accrued dividends in accordance with this Clause (iv).

          	(D)	Prior to issuance of the Debentures, the
Corporation will use reasonable efforts to list the Debentures for trading on the New York Stock Exchange or, if they cannot be so listed, the Corporation will use reasonable efforts to list the Debentures on another principal national securities exchange or include them on a national quotations system.

           (v)	Liquidation.

          	(A)	In case of the voluntary or involuntary
liquidation, dissolution or winding-up of the Corporation, the holders of any shares of Series B are entitled to receive the liquidation price of $50 per share, plus an amount equal to the dividends accrued and unpaid thereon to the payment date, before any distribution is made to the holders of Junior Stock.

          	(B)	The holders of shares of Series B and all
Parity Stock shall share ratably, in accordance with the respective amounts payable thereon, in any such distribution which is not sufficient to pay in full the aggregate of the amounts payable thereon. After payment in full of the liquidation price to which the holders of shares of Series B are entitled the holders of shares of Series B will not be entitled to any further participation in any distribution of assets by the Corporation.

          	(C)	Neither a consolidation or merger of the
Corporation with or into any other corporation, nor a merger of any other corporation with or into the Corporation, nor a sale or transfer of all or substantially all of the Corporation's assets for cash or securities shall be considered a liquidation, dissolution or winding-up of the Corporation within the meaning of this Clause (v).

          (vi)	Conversion.

          	(A)	Subject to the provisions for adjustment
hereinafter set forth, each share of Series B shall be convertible at the option of the holder thereof, in the manner hereinafter set forth, into fully paid and nonassessable shares of Common Stock at the conversion price, determined as hereinafter provided, in effect on the date of conversion, provided that if any of the Series
B is called for redemption (whether for cash or Debentures), the conversion rights pertaining thereto will terminate at the close of business on the tenth business day preceding the redemption date. The price at which shares of Common Stock shall be delivered upon conversion (hereinafter referred to as the "Conversion Price") shall be initially $53 per share of Common Stock. The Conversion
Price shall be adjusted in
certain instances as provided in subclause (B) of this Clause (vi).

           	Any holder of shares of Series B desiring to convert the same into shares of Common Stock shall surrender the certificate or certificates for the shares of Series B being converted, duly endorsed or assigned to the Corporation or in blank, at the principal office of the Corporation or at a bank or trust company appointed by the Corporation for that purpose, accompanied by a written notice of conversion specifying the number (in whole shares) of shares of Series B to be converted and the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued; in case such notice shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issue of shares of Common Stock in such name or names. In case less than all of the shares of Series B represented by a certificate are to be converted by a holder, upon such conversion the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder a certificate or certificates for the shares of Series B not so converted. The holders of shares of Series B at the close of business on a dividend payment record date shall be entitled to receive the dividend payable on such shares (except shares called for redemption on a redemption date between such record date and the dividend payment date) on the corresponding dividend payment date notwithstanding the conversion thereof or the Corporation's default on payment of the dividend due on such dividend payment date. However, shares of Series B surrendered for conversion during the period from the close of business on any dividend payment record date for the Series B to the opening of business on the corresponding Dividend Payment Date (except shares called for redemption on a redemption date during such period) must be accompanied by payment of an amount equal to the dividend payable on such shares on such Dividend Payment Date. A holder of shares of Series B on a dividend payment record date who (or whose transferee) converts shares of Series B on a dividend payment date will receive the dividend payable on such shares by the Corporation on such date, and the converting holder need not include payment in the amount of such dividend upon surrender of shares of Series B for conversion. Except as provided above, no payment or adjustment will be made on account of accrued or unpaid dividends upon the conversion of shares of Series B.

           	(B)	The Conversion Price shall be adjusted from
time to time as follows:

           	(1)	In case the Corporation shall pay or
make a dividend or other distribution on any class of capital stock of the Corporation in shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common
Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination.

           	(2) In case the Corporation shall issue rights or warrants to all holders of its shares of Common Stock entitling them to subscribe for or purchase Common Stock at a price per share less than the current market price per share (determined as provided in subclause (C) of the Common Stock on the date fixed for the determination of stockholders entitled to receive such rights or warrants, the Conversion Price in effect at the opening of business on the day following the date fixed for such determination shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common
Stock so offered for subscription or purchase would purchase at such current market price and the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination.

           	(3) 	In case the outstanding shares of Common Stock
shall be subdivided into a greater number of shares, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

           	(4)	In case the Corporation shall, by dividend or
otherwise, distribute to all holders of shares of Common
Stock evidences of indebtedness or assets (including securities, but excluding any rights or warrants referred to in subclause (B)(2), any dividend or distribution paid in cash out of the retained earnings of the Corporation and any dividend or distribution referred to in subclause
(B)(1)), the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by a fraction of which the numerator shall be the current market price per share (determined as provided in subclause
(C)) of the Common Stock on the date fixed for such determination less the then fair market value (as determined by the Board of Directors, whose determination shall be conclusive) of the portion of the assets or evidences of indebtedness so distributed allocable to one share of Common Stock and the denominator shall be such current market price per share of the Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such distribution.

           	(5)	In case the Common Stock issuable upon the
conversion of the Series B shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization,reclassification, or otherwise (other than a subdivision or combination of shares or a stock dividend provided for in subclauses
(B)(l) or (B)(3), or a reorganization, merger, consolidation or sale of assets provided for in subclause
(F)), then and in each such event the holders of shares of Series B shall have the right thereafter to convert such shares into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Series
B might have been converted immediately prior to such reorganization, reclassification or change.

           	(C)	For the purpose of any computation under
this Clause (vi), the current market price per share of Common Stock on any date shall be deemed to be the average of the daily Closing Prices for 15 consecutive Business
Days selected by the Board of Directors commencing not more than 30 and not less than 20 Business Days before the date in question. The term "Closing Price" on any day shall mean (i) the last reported sales price per share of Common Stock on such day on the New York Stock Exchange, or (ii) if the Common Stock is not listed or admitted to trading on the New York Stock Exchange, the last reported sales price on the principal national securities exchange on which the Common Stock is admitted for trading, or
(iii) if the Common Stock is not listed or admitted for trading on any national securities exchange, the last reported sales or transaction price or the average of the closing bid and asked quotations, as the case may be, with respect to the Common Stock on the National Association of Securities Dealers, Inc. Automated Quotation System, or any similar system then in use, or (iv) if no such quotations are available, the fair market value on the date in question of a share of Common Stock as determined in good faith by the Board of Directors; and the term
"Business Day" shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close.

           	(D)	Notwithstanding the provisions of
subclause (B) above, no adjustment in the Conversion Price shall be required unless such adjustment (plus any adjust-ments not previously made by reason of this subalause (D)) would require an increase or decrease of at least 1% in such price; provided, however, that any adjustments which by reason of this subclause (D) are not required to be made shall be carried forward and taken into account in any sub-sequent adjustment. All calculations under this Clause (vi) shall be made to the nearest cent.

           	(E)	The Corporation may make such reductions in
the Conversion Price, in addition to those required by this Clause (vi), as it considers to be advisable in order to avoid or diminish any income tax to any holder of shares of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes or for any other reasons. The Corporation shall have the power to resolve any ambiguity or correct any error in this Clause (vi) and its actions in so doing shall be final and conclusive.

           	(F)	 In case the Corporation shall effect any capital
reorganization of the Common Stock (other than a subdivision, combination, capital reorganization or reclassification provided for in subclauses (B)(3) or (5)) or shall consolidate or merge with or into any other corporation (other than a consolidation or merger in which the Corporation is the surviving corporation and each share of Common Stock outstanding immediately prior to such consolidation or merger is to remain outstanding immediately after such consolidation or merger) or shall sell or transfer all or substantially all its assets to any other corporation, lawful provision shall be made as a part of the terms of such transaction whereby the holders of shares of Series B shall receive upon conversion thereof, in lieu of each share of Common Stock which would have been issuable upon conversion of such shares if converted immediately prior to the consummation of such transaction, the same kind and amount of stock (or other securities, cash or property, if any) as may be issuable or distributable in connection with such transaction with respect to each share of Common Stock outstanding at the effective time of such transaction, subject to subsequent adjustments for subsequent stock dividends and distributions, subdivisions or combinations of shares, capital reorganizations, reclassifications, consolidations or mergers as nearly equivalent as possible to the adjustments provided for in this Clause (vi).

           	(G)	Whenever the Conversion Price is adjusted as herein
provided:

           	(1)	the Corporation shall compute the adjusted Conversion
Price and shall cause to be prepared a certificate signed by an authorized officer of the Corporation setting forth the adjusted
Conversion Price and showing in reasonable detail the facts upon which such adjustment is based and the computation thereof and such certificate shall forthwith be filed with each transfer agent for the shares of Series B; and

           	(2)	a notice stating that the Conversion Price has been
adjusted and setting forth the adjusted Conversion Price shall, as soon as practicable, be mailed to the holders of record of outstanding shares of Series B.

           (H)	In case:

          	(1)	the Corporation shall declare a dividend or other
distribution on its shares of Common Stock otherwise than in cash out of its earned surplus;

          	(2)	the Corporation shall authorize the granting to
the holders of its shares of Common Stock of rights or warrants entitling them to subscribe for or purchase any shares of capital stock of any class or of any other rights;

          	(3)	of any reclassification of the shares of Common
Stock (other than a subdivision or combination of its outstanding shares of Common Stock), or of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or of the sale or transfer of all or substantially all the assets of the Corporation; or

          	(4)	of the voluntary or involuntary liquidation,
dissolution or winding-up of the Corporation;

then the Corporation shall cause to be mailed to each transfer agent for the shares of Series B and to the holders of record of the outstanding shares of Series B, at least 20 days (or 10 days in any case specified in subclauses (1) or (2) above) prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date as of which the holders of record of shares of Common Stock to be entitled to such dividend, distribution, rights or warrants are to be determined, or
(y) the date on which such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding-up is expected to become effective and the date as of which it is expected that holders of record of shares of Common Stock shall be entitled to exchange their shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding-up. Such notice shall also state whether such transaction will result in any adjustment in the Conversion Price applicable to the shares of Series B and, if so, shall state what the adjusted Conversion Price will be and when it will become effective. Neither the failure to give the notice required by this subclause (H), nor any defect therein, to any particular holder shall affect the sufficiency of the notice or the legality or validity of any such dividend, distribution, right, warrant, reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding-up, or the vote on any action authorizing such with respect to the other holders.

           	(I)	The Corporation shall at all times reserve
and keep available out of its authorized shares of Common
Stock, for the purpose of delivery upon conversion of shares of Series B, the full number of shares of Common
Stock then deliverable upon the conversion of all shares of Series B then outstanding and shall take all action necessary so that shares of Common Stock so issued will be validly issued, fully paid and nonassessable.

           	(J)	The Corporation will pay any and all stamp
or similar taxes that may be payable in respect of the issuance or delivery of shares of Common Stock on conversion of shares of Series B. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series B so converted were registered, and no such issuance or delivery shall be made unless and until the person requesting such issuance has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

           	(K)	No fractional shares or scrip representing
fractional shares shall be issued upon the conversion of shares of Series B. If any such conversion would otherwise require the issuance of a fractional share an amount equal to such fraction multiplied by the Closing Price per share of Common Stock (determined as provided in subclause (C) above) on the day of conversion shall be paid to the holder in cash by the Corporation.

           	(L)	The certificate of any independent firm of
public accountants of recognized standing selected by the Board of Directors shall be presumptive evidence of the correctness of any computation made under this Clause
(vi).

         	(vii)	Voting Rights. Except as otherwise required
by law, holders of shares of Series B shall have no voting rights; provided, however, that:

            (A)	Dividend Defaults.

           	(1)	If at any time accrued dividends on the shares of
Series B or any Parity Stock shall not have been paid in an aggregate amount equal to or greater than six quarterly dividends on the shares of Series B or such Parity Stock at the time outstanding, then, and in any such event, the number of Directors then constituting the entire Board of

Directors of the Corporation shall automatically be increased by two Directors and the holders of shares of Series B and the holders of shares of Parity Stock, voting together as a single class, shall be entitled to fill such newly created directorships. Such right to vote as a single class to elect two Directors shall, when vested, continue until all dividends in default on the shares of Series B and such Parity Stock, as the case may be, shall have been paid in full and, when so paid, such right to elect two Directors separately as a class shall cease, subject, always, to the same provisions for the vesting of such right to elect two Directors separately as a class in the case of future dividend defaults. At any time when such right to elect two Directors separately as a class shall have so vested the Corporation may, and upon the written request of the holders of record of not less than 20% of the total number of shares of Series B and such Parity Stock then outstanding shall, call a special meeting of the holders of such shares to fill such newly created directorships for the election of Directors. In the case of such a written request, such special meeting shall be held within 90 days after the delivery of such request and in either case, at the place and upon the notice provided by law and in the By-laws of the Corporation, provided that the Corporation shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next ensuing annual meeting of stockholders of the Corporation, at which meeting such newly-created directorships shall be filled by the holders of such shares of Series B and such Parity Stock.

     	     (2)	So long as any shares of Series B are outstanding
the By-laws of the Corporation shall contain provisions ensuring that the number of Directors of the Corporation shall at all times be such that the exercise, by the holders of shares of Series B and the holders of shares of Parity Stock, of the right to elect Directors under the circumstances provided in paragraph (1) of this subclause
(A) will not contravene any provisions of the Charter.

           	(3)	Directors elected pursuant to paragraph (1) of
this subclause (A) shall serve until the earlier of (x) the next annual meeting of the stockholders of the Corporation and the election

(by the holders of shares of Series B and Parity Stock) and qualification of their respective successors or (y) the next annual meeting of the stockholders of the Corporation following the date upon which all dividends in default on the shares of Series B and such Parity Stock shall have been paid in full. If, prior to the end of the term of any Director elected as aforesaid, a vacancy in the office of such Director shall occur during the continuance of a default in dividends on the shares of Series B or such Parity Stock by reason of death, resignation or disability, such vacancy shall be filled for the unexpired term by the appointment by the remaining
Director elected as aforesaid of a new Director for the unexpired term of such former Director.

           	(B)	Miscellaneous. Without the affirmative vote
of the holders of at least two-thirds of the outstanding shares of Series B and outstanding shares of Parity Stock, voting as a single class, the Corporation may not:

           	(1)	amend any provision of the Charter or this
Certificate which would adversely affect the voting powers
(except as such voting powers may be affected by the authorization of any new series of Parity Stock having the same voting rights as Series B or by the authorization of any other shares of any class which are not entitled to vote together with Series B in any class vote) or other rights or preferences of holders of the shares of Series
B; or

           	(2)	authorize or create any class of stock senior to
the Series B as to dividends and upon liquidation.

           	Fifth: Election of Directors need not be by written ballot unless the By-Laws of the corporation shall so provide.

           	Sixth: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the By-Laws of the corporation, without any action on the part of the stockholders, by the affirmative vote of at least a majority of the entire Board of Directors, which shall include the affirmative vote of at least one director from each class of the Board of Directors if the Board shall then be divided into classes. The By-Laws may also be altered, amended or repealed by the affirmative vote of the holders of shares representing at least eighty percent (80%) of the shares of the corporation entitled to vote in the election of directors, voting as one class; provided, however, that the affirmative vote of the holders of shares representing only a majority of the shares of the corporation entitled to vote in the election of directors, voting as one class, shall be required if such alteration, amendment or repeal of the By-Laws has been previously approved by the affirmative vote of at least two thirds (2/3) of the entire Board of Directors of the corporation.

           	Seventh: A. A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability which, by express provision of the General Corporation Law of Delaware as in effect from time to time (hereinafter the "Delaware Law"), cannot be eliminated.

                    	B.	(i) The corporation shall, to the fullest
extent permitted by Delaware Law, indemnify any person
(the "Indemnitee") who is or was involved in any manner
(including, without limitation, as a party or a witness) in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including without limitation, any action, suit or proceeding brought by or in the right of the corporation to procure a judgment in its favor) (a "Proceeding") by reason of the fact that Indemnitee is or was a director, officer or employee of the corporation, or is or was serving another entity in such capacity at the request of the corporation, against all expenses and liabilities actually and reasonably incurred by Indemnitee in connection with such Proceeding.

           	(ii)	The right to indemnification conferred by
this Article Seventh shall be presumed to have been relied upon by Indemnitee and shall be enforceable as a contract right. The corporation may enter into contracts to provide individual Indemnitees with specific rights of indemnification to the fullest extent permitted by Delaware Law and may create trust funds, grant security interests, obtain letters of credit or use other means to ensure the payment of such amounts as may be necessary to effect the rights provided in this Article Seventh or in any such contract.

          	(iii)	Upon making a request for indemnification,
Indemnitee nhall be presumed to be entitled to indemnification under this Article Seventh and the corporation shall have the burden of proof to overcome that presumption in reaching any contrary determination. Such indemnification shall include the right to receive payment in advance of any expenses incurred by Indemnitee in connection with any Proceeding, consistent with the provisions of Delaware Law.

           	C.	Any repeal or modification of the foregoing
provisions of this Article Seventh shall not adversely affect any right or protection of any director or any Indemnitee existing at the time of such repeal or modification.

           	D.	The amendment or repeal of this Article Seventh
shall require the approval of the holders of shares representing at least eighty percent (80%) of the shares of the corporation entitled to vote in the election of directors, voting as one class.

           	Eighth: A. The affirmative vote of not less than eighty percent (80%) of the outstanding shares of the corporation entitled to vote shall be required, except as otherwise expressly provided in paragraph B of this Article Eighth, in order for any of the following actions or transactions to be effected by the corporation, or approved by the corporation as stockholder of any subsidiary of the corporation, if, as of the record date for the determination of the stockholders entitled to vote thereon or consent thereto, any Prior Holder (as hereinafter defined) beneficially owns or controls, directly or indirectly, five percent (5%) or more of the outstanding shares of the corporation entitled to vote:

           	(i)	any merger or consolidation of the corporation or any of
its subsidiaries with or into such Prior Holder, or

          	(ii)	any sale, lease, exchange or other disposition of all or
any substantial part of the assets of the corporation or any of its subsidiaries to or with such Prior Holder, or

         	(iii)	the issuance or delivery of any voting securities of the
corporation or any of its subsidiaries to such Prior Holder in exchange for cash, other assets or securities, or a combination thereof, or

          	(iv)	any dissolution or liquidation of the corporation.

	          B.	The vote of stockholders specified in
paragraph A of this Article Eighth shall not apply to any action or transaction described in such paragraph, if the Board of Directors of the corporation shall have approved the action or transaction before direct or indirect beneficial ownership or control of five percent (5%) or more of the outstanding shares of stock of the corporation entitled to vote is acquired by the Prior Holder.

          	C.	For the purpose of this Article Eighth and
guidance to the Board of Directors for the purpose of para-graph D hereof, (a) "Prior Holder" shall mean any corpora-tion, person or entity other than the corporation or any of its subsidiaries; (b) a Prior Holder shall be deemed to own or control, directly or indirectly, any outstanding shares of stock of this corporation (i) which it has the right to acquire pursuant to any agreement, or upon exercise of con-version rights, warrants or options, or otherwise, or
(ii) which are beneficially owned, directly or indirectly
(including shares deemed owned through application of clause (i) above), by any other corporation, person or other entity (x) with which it or its "affiliate" or "associate"
(as defined below) has any agreement, arrangement or under-standing for the purpose of acquiring, holding, voting or disposing of stock of the corporation or (y) which is its "affiliate" or "associate" as those terms were defined on January 31, 1978 in the General Rules and Regulations under the Securities Exchange Act of 1934; (c) "outstanding shares of the corporation entitled to vote" and "voting securities" shall mean such shares as are entitled to vote in the election of directors, considered as one class; and (d) "sub-sidiary" or "subsidiaries" shall mean any corporation of which the corporation owns, directly or indirectly, fifty percent (50%) or more of the voting stock.

           	D.	 The Board of Directors of the corporation
shall have the power and duty to determine for the purposes of this Article Eighth, on the basis of information then known to the Board of Directors, (i) who shall constitute a Prior Holder, (ii) whether any Prior
Holder beneficially owns or controls, directly or indirectly, five percent (5%) or more of the outstanding shares of the corporation entitled to vote, or is an "affiliate" or an "associate" (as defined above) of another, and (iii) whether any proposed sale, lease, exchange or other disposition involves a substantial part of the assets of the corporation or any of its subsidiaries. Any such determination by the Board shall be conclusive and binding for all purposes.

           	Ninth: A. The business and affairs of the
corporation shall be managed by a Board of Directors
consisting of not less than nine (9) nor more than twenty-
one (21)
persons.	The exact number of directors within the minimum
and maximum limitations specified in the preceding sentence
shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the entire Board of Directors. At the 1984
Annual Meeting of Stockholders, the directors shall be
divided into three classes, as nearly equal in number as
possible,	with the term of office of the first class to
expire at	the 1985 Annual Meeting of Stockholders, the term
of office	of the second class to expire at the 1986 Annual
Meeting of Stockholders and the term of office of the third
class to expire at the 1987 Annual Meeting of Stockholders.
At each Annual Meeting of Stockholders following such ini-
tial classification and election, directors elected to suc-
ceed those directors whose terms expire shall be elected for
a term of	office to expire at the third succeeding Annual
Meeting of Stockholders after their election.

           	B.	Subject to the rights of the holders of any series
of preferred stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director. Directors chosen pursuant to any of the foregoing provisions shall hold office for a term expiring at the Annual Meeting of Stockholders at which the term of the class to which they have been elected expires and until their successors are duly elected and have qualified or until their earlier resignation or removal. Additional directorships resulting from an increase in the number of directors pursuant to paragraph A of this Article Ninth shall be apportioned among the three classes as equally as possible. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

           	C.	 Any director or the entire Board of Directors may
be removed only for cause.

           	Tenth: No action required or permitted to be taken at any annual or special meeting of the stockholders of the corporation may be taken without a meeting and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

           	Eleventh: The Board of Directors of the corporation, when evaluating any offer of another party to (a) make a tender or exchange offer for any equity security of the corporation, (b) merge or consolidate the corporation with another corporation, or (c) purchase or otherwise acquire all or substantially all of the properties and assets of the corporation, shall, in connection with the exercise of its judgment in determining what is in the best interests of the corporation and its stockholders, give due consideration to (i) all relevant factors, including without limitation the social, legal, environmental and economic effects on the employees, customers, suppliers and other affected persons, firms and corporations and on the communities and geographical areas in which the corporation and its subsidiaries operate or are located and on any of the businesses and properties of the corporation or any of its subsidiaries, as well as such other factors as the directors deem relevant, and (ii) not only the consideration being offered, in relation to the then current market price for the corporation's outstanding shares of capital stock, but also in relation to the then current value of the corporation in a freely negotiated transaction and in relation to the Board of Directors' estimate of the future value of the corporation (including the unrealized value of its properties and assets) as an independent going concern.

           	Twelfth:	The amendment or repeal of Articles
Sixth, Eighth, Ninth, Tenth and Eleventh of this Restated
Certificate of Incorporation shall require the approval of the holders of shares representing at least eighty percent
(80%) of the shares of the corporation entitled to vote in the election of directors, voting as one class.

           IN WITNESS WHEREOF,	said POTLATCH CORPORATION has
caused this certificate to be signed by Richard B. Madden, its Chairman of the Board of Directors and Chief Executive Officer, and attested by Sandra T. Powell, its Secretary, this 1st day of May, 1987.

                                      POTLATCH CORPORATION

                                      By /s/Richard B. Madden

                                           Richard B. Madden
                                       Chairman of the Board of
                                          Directors and Chief
                                           Executive Officer

Attest:

/s/Sandra T. Powell

Sandra T. Powell
	Secretary